Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-144293 and 333-147212) and Form S-3 (Nos. 333-145614, 333-164820 and 333-164891) of Alphatec Holdings, Inc., and in the related Prospectuses, of our reports dated March 4, 2013, with respect to the consolidated financial statements and schedule of Alphatec Holdings, Inc., and the effectiveness of internal control over financial reporting of Alphatec Holdings, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2012.

/s/ Ernst & Young LLP

San Diego, California

March 4, 2013